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                                                                     EXHIBIT 3.1



                      RESTATED CERTIFICATE OF INCORPORATION


                                       OF



                               IMPSAT CORPORATION



                 (ORIGINAL CERTIFICATE FILED ON 31 AUGUST 1994)


It is hereby certified that:


        1. The name of the corporation (the "Corporation") is IMPSAT
Corporation.



        2. The following Amended and Restated Certificate of Incorporation of IMPSAT Corporation amends and restates the provisions of and supersedes the Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware on August 31, 1994, in its entirety.


                                    ARTICLE I

        The name of the Corporation is "IMPSAT Fiber Networks, Inc.".

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV


        The Corporation shall have the authority to issue three hundred million (300,000,000) shares of common stock (the "Common Stock") with a par value of $0.01 per share and each such share shall have one vote per share. The Corporation shall also have the authority to issue five million (5,000,000) shares of Preferred Stock (the "Preferred Stock"), with a par value of $0.01 per share, amounting in the aggregate to fifty thousand dollars ($50,000) par value. The Board of Directors is hereby authorized, as it may determine, to issue such number of the authorized shares of Preferred Stock at any time and from time to time, in one or more series, and to fix or alter the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, of such shares of Preferred Stock, including without limitation

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of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and liquidation preferences of any wholly unissued series of preferred shares and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In case the number of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Holders of shares of Common Stock are not entitled to cumulate their votes in the election of directors.

                                    ARTICLE V

        The Corporation is to have perpetual existence.

                                   ARTICLE VI

        In furtherance of (and not in limitation of) the powers conferred by statute, the Board of Directors shall have the power to adopt, alter, amend or repeal the by-laws of the Corporation, except, however, in respect of any rights provided for in the by-laws of the Corporation pursuant to the Securityholders Agreement dated as of March 19, 1998, as amended and supplemented, among the Corporation and certain other parties thereto (the "Securityholders Agreement"), for so long as it remains in force and effect.

                                   ARTICLE VII

        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (a)     Management of the Corporation

                The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (b)     Directors

        (1) The number of directors that shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall be less than ten nor more than fourteen.

        (2) The directors shall be classified by the Board of Directors with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, another class to be originally elected


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                for a term expiring at the annual meeting of stockholders to be held in 2002, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003. Thereafter, all directors shall be elected for three-year terms.

        (3) Each director of the Corporation shall hold office for the term for which that person was elected and until his or her successor is duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third annual meeting of stockholders following such director's election and until such director's successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

        (4) Except as otherwise provided for or fixed by or pursuant to the provisions of this Restated Certificate of Incorporation, any vacancy on the Board of Directors of the Corporation resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of stockholders shall be filled only by the affirmative vote of a majority of all the directors then in office. Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until a successor is duly elected and qualified, or until his or her earlier death, resignation or removal from office in accordance with this Restated Certificate of Incorporation or any applicable law or pursuant to an order of the court. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

        (c)     Stockholders

        (1) Effective upon the date shares of Common Stock are first sold to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, stockholders of the Corporation may not act by written consent without a meeting.

        (2) Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Directors then serving.

        (3) Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation, except as and to the extent provided by applicable law.


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        (4)     Advance notice of nominations for the election of directors and business to be transacted at any stockholders meeting shall be given in the manner and to the extent provided in the by-laws of the Corporation.

        (5) Notwithstanding any provision herein to the contrary, in connection with any acquisition of Common Stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), would, but for this paragraph be applicable, any person or entity (as defined in the HSR Act) acquiring such Common Stock (and/or other voting securities of the Corporation) shall have no right to vote such Common Stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

        Notwithstanding anything to the contrary elsewhere contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote for the election of directors shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article SEVENTH.

                                  ARTICLE VIII

        Unless otherwise expressly provided for herein, the Corporation may amend this Restated Certificate of Incorporation from time to time in any and as many respects as may be desired (except in respect of Article VI hereof with respect to the adoption, alteration, amendment or repeal of the by-laws of the Corporation in respect on any rights provided for thereunder pursuant to the Securityholders Agreement, for so long as it remain in force and effect), so long as this certificate of incorporation, as amended, contains only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment, and, if a change in stock or the rights of stockholders, or an exchange, reclassification or cancellation of stock or rights of stockholders, is to be made, such provisions as may be necessary to effect such change, exchange, reclassification or cancellation.

                                   ARTICLE IX

        No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article NINTH does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel


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fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provisions. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or elimination of the liabilities of directors of the Corporation, as such, whether such limitation or elimination's arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

        Notwithstanding anything to the contrary elsewhere contained in this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote for the election of directors shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

                                    ARTICLE X

        The Corporation shall indemnify every person who was or is a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action, suit or proceeding by or in the right of the Corporation) whether civil, criminal, administrative or investigative by reason of the fact he is or was a director or officer, or is or was serving at the request of the Corporation as a director or officer, general partner or trustee of any partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful (except in such cases involving gross negligence or willful misconduct) in the performance of his duties, to the fullest extent permitted by the Delaware General Corporation Law. Such indemnification may, in the discretion of the Board of Directors, include advances of his expenses in advance of final disposition subject to the provisions of the Delaware General Corporation Law. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Such right of indemnification shall not be deemed exclusive of any other rights to which any director or officer serving at the request of the Corporation may be entitled under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors or otherwise."


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        IN WITNESS WHEREOF, I have signed this Restated Certificate of
Incorporation, on behalf of the Corporation and in the capacity set forth below, and certify that the foregoing Restated Certificate of Incorporation was duly adopted by the board of directors and stockholders of the Corporation pursuant to sections 242 and 245 of the General Corporation Law of Delaware.


                                    /s/ Allen Libow
                                    --------------------------------------------
                                    Allen Libow, Secretary


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